UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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EHEALTH, INC.

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Supplemental Information Regarding Proposal 3,

Advisory Vote on Executive Compensation (“Say on Pay”)

Commencing June 7, 2012, eHealth, Inc. made the following communication available to stockholders:

June 7, 2012

Re:	eHealth’s 2012 Annual Meeting of Stockholders – June 15, 2012
Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say on Pay”)

Dear Stockholder:

By now you should have received eHealth, Inc.’s (“eHealth”) Notice of the 2012 Annual Meeting of Stockholders and Proxy Statement. You can also view our Proxy Statement at www.ehealthinsurance.com in the About Us section under the heading “Investor Relations.”

We are writing to request that you vote in favor of Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers (“Say on Pay”). In 2011, stockholders representing over 97% of our shares voted “FOR” our Say on Pay proposal.

Institutional Shareholder Services (ISS) has recommended a vote against this year’s proposal. We strongly disagree with ISS’s recommendation. ISS based its recommendation largely upon its evaluation of our CEO pay and corporate performance relative to the CEO pay and corporate performance of a group of comparator companies selected by ISS. We believe ISS’s analysis and recommendation are flawed and should not be followed for the following reasons:

1.	The ISS-selected peer group is inappropriate, generating highly misleading pay-for-performance results;

2.	ISS misapplied its own criteria in selecting a peer group for eHealth;

3.	The ISS analysis largely ignores a number of stockholder-friendly compensation actions taken by eHealth’s Compensation Committee in recent years; and

4.	Various additional problems with ISS’s analysis.

A detailed discussion of each of these reasons follows.

1.	The ISS-Selected Peer Group is Inappropriate, Generating Highly Misleading Pay-for-Performance Results.

eHealth believes the ISS-selected peer group is severely flawed because ISS relied on “total assets” as the primary financial criterion for choosing comparator companies when conducting its CEO pay-for-performance assessment. This choice reflects ISS’s fundamental misunderstanding of eHealth’s business model. While eHealth is broadly classified as an insurance company under the Standard & Poors Global Industry Classification Standard (GICS) system used by ISS, the company has a diversified, consumer-oriented Internet business model where revenue is derived primarily from commissions, Internet advertising and technology licensing. In sharp contrast to the vast majority of companies included in the ISS-selected peer group (12 out of 13 of the ISS-selected peer group companies), eHealth does not derive any meaningful revenue from interest payments, loans, mortgages, real estate investments or the holding of insurance policies. For this reason, among others discussed below, eHealth currently benchmarks its compensation program against none of the ISS-selected comparator companies– a fact which eHealth believes highlights the severity of the disconnect in ISS’s understanding of eHealth’s overall business model.

Rather than focusing on total assets, eHealth believes that ISS should have focused on revenue and market capitalization – the other financial metrics available to ISS analysts per ISS’s published methodology guidelines – when constructing its pay-for-performance peer group. This approach would more closely resemble the methodology undertaken by eHealth’s Compensation Committee when selecting appropriate peer companies, which takes into account potential peer company revenue, market capitalization, net income, employee headcount and business models.

By ignoring revenue entirely and market capitalization to a large extent, ISS has placed eHealth above the 90th percentile for both revenue and market capitalization against the ISS-selected peer group. As a result, the recently published ISS report inaccurately presents eHealth’s CEO compensation levels as well-above appropriate market levels. For example:

•	ISS Overstates the Relationship of our CEO Total Pay vs. the Market.

Using its own flawed peer group, ISS claims that eHealth’s compensation decisions have “ultimately placed the CEO’s total compensation at 2.11 times the ISS selected peer median.” However, when the same analysis is performed against the current peer group used by eHealth’s Compensation Committee (the “eHealth 2012 Peer Group”), eHealths’s CEO pay as a multiple of the peer group median drops to 0.87 times. When the same analysis is performed against the companies remaining from the peer group used by eHealth’s compensation committee in determining 2011 executive compensation (the “eHealth 2011 Peer Group”), eHealths’s CEO pay as a multiple of the peer group median drops to 0.60 times. In plain terms, rather than paying its CEO more than twice the median market rate as ISS would have stockholders believe, eHealth is in fact very well-aligned with median pay levels using its more appropriate comparator set. For your reference, the eHealth 2012 Peer Group and the eHealth 2011 Peer Group are set forth in the tables at the end of this letter.

•	ISS Overstates the Relationship of our CEO Base Salary vs. the Market.

Similarly, the ISS report states eHealth’s CEO base salary is “almost two times the ISS selected peer median” (1.96 times to be exact). Again, the company believes such statements are misleading due to the flawed peer group development process used by ISS. When using the eHealth 2012 Peer Group, the CEO’s base salary is only 1.27 times the peer group median. When using the eHealth 2011 Peer Group, the CEO’s base salary is also only 1.27 times the peer group median.

•	ISS Generated an Inaccurate High Concern Rating on its RDA Test.

As a result of placing eHealth above the 90th percentile for both revenue and market capitalization within ISS’s own improperly designed peer group, ISS has also called into question the results of the lone quantitative test which produced a “High Concern” rating for eHealth. The results of this test, called Relative Degree of Alignment (RDA), are in large part driven by the relative ranking of eHealth’s CEO compensation over 1- and 3-year periods against the ISS-selected peer group. As the two previous points illustrate, by selecting a peer group where eHealth’s CEO pay appears inflated, the ISS screening system generated an RDA score of -51, just above the High Concern threshold of -50. This result was driven primarily by seemingly high pay versus the ISS peer group. In contrast, had ISS used the eHealth 2012 Peer Group, the RDA screen would have produced a score of -16, well-below both the High and Medium Concern thresholds for ISS. Similarly, had ISS used the eHealth 2011 Peer Group, the RDA screen would have produced a score of -21, also well-below both the High and Medium Concern thresholds for ISS.

For these reasons, eHealth strongly disagrees with ISS’s analysis and recommendations, and encourages stockholders to consider eHealth’s performance against the peer groups selected by eHealth’s compensation committee in consultation with its independent compensation consultant, Radford, an Aon Consulting Company.

2.	ISS Mis-Applied its Own Criteria in Selecting a Peer Group for eHealth.

Beyond the issues described above, eHealth believes ISS’ uninformed decision to use total assets as the foundation for its comparative framework resulted in ISS needing to use a significant amount of discretion when developing a peer group for eHealth— discretion well-beyond what is described in the firm’s published methodology guidelines. The following examples highlight the degree to which eHealth believes ISS stretched its methodology as a result of selecting an incorrect comparative framework:

•

Among the 13 peer companies selected by ISS, 12 companies are 2-digit GICS code matches with eHealth, the broadest and lowest level of alignment within the GICS code system. As a result, ISS compares eHealth to companies with radically different business models, including bank holding companies (Capital Bank Corp and TIB Financial), REITs (BRT Realty Trust, Care Investment Trust, UMH Properties and Universal Health Realty), self-described venture capital firms (Harris & Harris Group) and investment banks (Ladenburg Thalmann) among various other traditional financial institutions.

•

The ISS-selected peer Asta Funding is currently classified under the 6-digit GICS code 202010. This code does not match the current 6-digit GICS code for eHealth (403010), and therefore should not have appeared in the ISS analysis.

•

Finally, among the 13 peer companies selected by ISS, 11 companies fall below ISS’ preferred range of 0.45x to 2.1x of the focus company’s revenue. Although ISS chose to examine total assets over revenue, this fact further highlights the degree to which the ISS-selected peer group includes organizations well outside the scale and scope of eHealth’s business.

In comparison, the eHealth 2012 Peer Group generally adheres to the published ISS guidelines for developing peers by focusing on companies that are similar in size in terms of revenue and market capitalization. As of December 1st, 2011, the date which ISS uses to evaluate peer group appropriateness, 18 of the 21 eHealth 2012 Peer Group companies were within 0.45x to 2.1x of eHealth’s revenue range while 17 of the 21 peer companies were within 0.2x to 5.0x of eHealth’s trailing 200 day average market capitalization.

Similarly, the eHealth 2011 Peer Group generally adheres to the published ISS guidelines for developing peers by focusing on companies that are similar in size in terms of revenue and market capitalization. As of December 1, 2011, the date which ISS uses to evaluate peer group appropriateness, 18 of the remaining 19 eHealth 2011 Peer Group companies were within 0.45x to 2.1x of eHealth’s revenue range, while 17 of the 19 eHealth 2011 Peer Group companies were within 0.2x to 5.0x of eHealth’s trailing 200 day average market capitalization.

Combined with the flawed comparative framework described in section one above, ISS’ over-use of discretion resulted in a severely misaligned peer group. For these reasons, the company again strongly disagrees with ISS’ analysis and recommendations, and encourages stockholders to consider the company’s performance against a more appropriate comparator set.

3.	The ISS Analysis Largely Ignores a Number of Stockholder-Friendly Compensation Actions Taken by the Compensation Committee in Recent Years

In line with generally accepted good corporate governance practices, many of which are promoted by ISS, the Compensation Committee made a number of stockholder-friendly changes to executive compensation practices at eHealth in recent years. These program improvements are a large part of the reason stockholders overwhelmingly supported the company’s Management Say-on-Pay proposal last year (97% approval), and remain in effect today. Key program improvements, mentioned in the company’s past proxy statements, include:

•	CEO Compensation Declined by 32% from FY 2010 to FY 2011

Total compensation for eHealth’s CEO, as reported in the company’s last two proxy statements, declined by 32% from fiscal years 2010 to 2011. This change occurred despite positive stockholder returns over the same period. However, due to its flawed peer group development process, ISS choose to downplay this fact while instead highlighting the notion that eHealth’s CEO pay is far above ISS-selected peer group practices. Again, for the reasons cited in sections one and two above, the company believes these claims are without merit and ignore an overall positive story for stockholders.

•	Elimination of Executive Perquisites

In the first quarter of 2010, the Compensation Committee eliminated the payment of executive perquisites and related tax gross-ups. The ISS report indicates no perquisites are provided to executives, but makes no mention of the recent Committee action.

•	Adopting Executive Stock Ownership Guidelines

In March 2011, the Compensation Committee approved stock ownership guidelines for executive officers to further align their interests with the interests of eHealth’s stockholders. Pursuant to the guidelines, eHealth’s CEO is expected to accumulate and hold a number of shares of the company’s common stock equal to the lesser of (i) that number of shares with a value equal to three times his annual base salary or (ii) 150,000 shares and to maintain this minimum amount of stock ownership throughout his employment. eHealth’s CEO is expected to achieve the applicable level of ownership by March 23, 2016, or with respect to future chief executive officers, within five years of their becoming chief executive officer. Additional guidelines exist for other key executives. Again, the ISS report acknowledges executive stock ownership guidelines, but makes no mention of the recent Committee action.

•	Extensive Use of Performance-Based Equity

In March 2011, the Compensation Committee approved equity incentive awards for eHealth’s executive officers, including the Named Executive Officers, with a majority of the shares in the form of restricted stock units with performance-based vesting and a minority of the shares in restricted stock units with time-based vesting. eHealth continued this practice with its NEO equity grants in 2012. Despite the fact that ISS acknowledges the stockholder-friendly nature of this action, the ISS report finds fault with the performance-based program, in part driven by inaccurate assessments of Committee actions. For example, the ISS report indicates that “the use of a single-metric [for performance-based equity] remains problematic and runs counter to an effective pay-for-performance philosophy.” This statement is factually inaccurate, as the company’s performance-based program relies on three financial metrics, each of which the compensation committee considers important to maximize stockholder value.

•	Qualifying CEO annual incentive payments as Deductible Performance-Based Compensation Under Internal Revenue Code Section 162(m)

Beginning in 2010, eHealth removed its CEO as a participant in its Executive Bonus Plan (in which its other NEOs continue to participate) and enrolled him as a participant in the company’s stockholder-approved Performance Bonus Plan, payments under which are intended to qualify as fully deductible performance-based compensation under Internal Revenue Code Section 162(m). In this regard, the ISS report noted disparagingly that eHealth’s CEO’s “annual incentive award targets are lower than that of the Company NEOs’.” The reason for this is simple. The 162(m) Performance Bonus Plan triggers are 5% lower than the on-target performance triggers for the Executive Bonus Plan in which eHealth’s other NEOs participate. Achieving the lower triggers under the 162(m) Performance Bonus Plan activates maximum funding for the CEO’s annual incentive payment, which is fully deductible by the company. Once this funding threshold is achieved, eHealth’s Compensation Committee then may use its discretion to reduce the maximum annual payout to the company’s CEO. eHealth’s Compensation Committee has used its negative discretion to reduce the payout to the company’s CEO each year under this plan. This is transparently described in eHealth’s annual proxy statement, and is a common structure used to maximize the company’s ability to take a tax deduction for related CEO compensation. ISS’s criticism of this carefully structured and stockholder friendly program bespeaks its lack of thoughtful analysis in this area.

•	No Single-Trigger Benefits

eHealth does not provide single-trigger change of control benefits for any of its Named Executive Officers.

•	Minimum Vesting Provisions

eHealth’s employees, including its Named Executive Officers, receive equity awards subject to a minimum vesting period of three years if such award is based on the satisfaction of performance criteria or objectives and a minimum vesting period of four years if such award is based on the holder’s continued employment as an employee with the company.

•	Conducting an Annual Compensation Risk Analysis

eHealth’s Compensation Committee annually engages its independent compensation consultant, Radford, an Aon Consulting Company, to perform a risk analysis with respect to the company’s compensation programs and policies, including for non-executive officers.

For the above reasons, the Compensation Committee at eHealth believes it has clearly demonstrated an aggressive approach toward aligning executive compensation programs with stockholder interests. The ISS report largely downplays, ignores or misrepresents these actions.

4.	Additional Problems with ISS’s Analysis

With respect to ISS’s analysis, we also note that:

•

ISS criticized eHealth for using the same annual metric in 2011 for its performance-based equity awards and for its annual incentive bonus plans. Specifically, ISS noted that: “....the company’s long-term compensation program utilizes the same financial metrics as the annual incentive award program, thereby allowing executives to benefit twice from achieving the same targets.”

•

eHealth’s Compensation Committee decided to use the annual metrics that were most meaningful in terms of achieving corporate goals and enhancing stockholder value for both its 2011 annual incentive program and its 2011 performance-based equity awards. The latter were also subject to additional service-based vesting for three years following the grant date. eHealth’s performance metrics are established by its Compensation Committee with the goal of maximizing company performance, are largely quantitative, and designed to best incentivize the company’s management team to deliver business results intended to maximize stockholder value.

•

In the specific cases noted by ISS, eHealth 2011 executive pay and performance were demonstrably aligned. Specifically, under both the performance-based equity award grants and the annual incentive bonus plans, payouts on account of 2011 performance were below target, and paid out at a rate of:

•	55% of target for all performance-based equity awards, including eHealth’s CEO’s award (subject to an additional two years from grant date of service-based vesting);
•	92% of target for all NEO annual incentive bonuses other than the CEO; and

•	61% of the maximum payout level for the CEO’S annual incentive bonus.

Thus, while ISS states a concern that executives will “double-dip” by using the same performance goals for equity awards and annual incentive bonuses, in this specific situation the “double-dip” was negative and represented a significant shortfall against target and maximum payout levels. Contrary to ISS’s assertion, this demonstrates a strong alignment between eHealth’s executive pay and eHealth’s performance.

We invite you to read the Proxy Statement for more information regarding the reasons the Board is recommending a vote “FOR” Proposal 3, Advisory Vote to Approve the Compensation of our Named Executive Officers.

We appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation.

PEER GROUP TABLES

2011 Peer Group (As disclosed in eHealth’s most recent proxy)

Acme Packet, Inc.	RightNow Technologies, Inc.
Athenahealth, Inc.	Shutterfly, Inc.
Divx, Inc. *	SuccessFactors, Inc.
Ebix, Inc.	Synchronoss Technologies, Inc.
InfoSpace, Inc.	Taleo Corporation
Internet Brands, Inc. *	TechTarget, Inc.
Isilon Systems, Inc. *	The Knot, Inc. **
Kenexa Corporation	The Ultimate Software Group, Inc.
Loopnet, Inc.	Travelzoo, Inc.
Online Resources Corporation	U.S. Auto Parts Network, Inc.
Petmed Express, Inc.	Web.com Group, Inc.

*	Removed from peer group after acquisition.
**	Changed name to XO Group, Inc.

2012 Peer Group (Currently in use by the eHealth Compensation Committee)

Athenahealth, Inc.	Shutterfly, Inc.
Blue Nile, Inc.	SuccessFactors, Inc. *
Ebix, Inc.	Synchronoss Technologies, Inc.
InfoSpace, Inc.	Taleo Corporation *
Kenexa Corporation	TechTarget, Inc.
Loopnet, Inc. *	Travelzoo, Inc.
Move.com	The Ultimate Software Group, Inc.
Online Resources Corporation	U.S. Auto Parts Network, Inc.
Petmed Express, Inc.	Web.com Group, Inc.
QuinStreet, Inc.	Xo Group, Inc.
RightNow Technologies, Inc. *

*	Recently acquired, and expected to be removed from the 2013 peer group.